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                                                                    EXHIBIT 23.1



             Consent of Independent Certified Public Accountants


The Board of Directors
Thrifty PayLess Holdings, Inc.:

We consent to the inclusion of our report dated December 3, 1996, except note 16 which is as of December 23, 1996, with respect to the consolidated balance sheets of Thrifty PayLess Holdings, Inc. and subsidiaries as of September 29, 1996 and October 1, 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended September 29, 1996, which report appears in the Form 8-K of Rite Aid Corporation.



/s/ KPMG PEAT MARWICK LLP

Portland, Oregon
January 9, 1997